Exhibit 5



Dominion Resources, Inc.
P. O. Box 26532
Richmond, Virginia 23261

July 30, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Dear Sir/Madam:

With respect to the Registration Statement on Form S-8 of Dominion Resources, Inc. in connection with the registration of 2,000,000 shares of Common Stock, without par value (the Common Stock), which have been reserved for issuance pursuant to the Dominion Resources, Inc. Employee Savings Plan/Hourly Employee Savings Plan (the Plans), I am of the opinion that the 2,000,000 shares of Common Stock which are authorized for issuance under the Plans, when issued in accordance with the terms and provisions of the Plans, will be duly authorized, legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/Thomas F. FARRELL, II
Thomas F. Farrell, II, Esq.
Vice President and
General Counsel